EMPLOYMENT AGREEMENT

     THIS AGREEMENT made and entered into as of the 21st day of October, 1997, by and between ROTECH MEDICAL CORPORATION, a Florida corporation (the "Company") and wholly owned subsidiary of INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("IHS"), and STEPHEN P. GRIGGS (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 6, 1997, among the Company, IHS, and IHS Acquisition XXIV, Inc. (the "Merger Agreement"), the Company and IHS have agreed to a merger; and

     WHEREAS, as a condition to the Merger Agreement, IHS requires that the Employee terminate his existing employment arrangement and enter into this Employment Agreement with the Company; and

     WHEREAS, through his past association with the Company and in the course of his employment by the Company, and as a necessary consequence thereof, Employee has received and will receive information and has acquired and will acquire knowledge of special procedures, processes, business conduct, and knowledge that is private, proprietary, and secret to the Company and IHS in their respective businesses; and

     WHEREAS, the business, as well as the success and profits of the Company and IHS, depend in large part upon the maintenance of secrecy as to such information, processes, procedures and knowledge as to the conduct of the Company's and IHS's businesses generally.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, as well as the agreement to employ the Employee or to continue to employ the

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Employee under the terms and conditions  contained  herein,  and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

                                    ARTICLE I

                             EMPLOYMENT RELATIONSHIP

     1.1 Termination of Prior Employment Arrangement. The existing employment arrangement between the Company and Employee (whether written, verbal, or otherwise), is hereby terminated in all respects (including with respect to any provisions which otherwise by their terms would survive any termination of such agreement), effective as of the date hereof.

     1.2 Employment. The Company hereby employs the Employee in the position of President of the Company, with such responsibilities, consistent with his position as President, as may be assigned to Employee from time to time by the President or Chief Operating Officer of IHS. Employee shall report to and be responsible to said President or Chief Operating Officer for the period hereinafter set forth, and the Employee hereby accepts such employment.

     1.3 Exclusive Employment. During the continuation of the Employee's employment by the Company hereunder, the Employee will faithfully and diligently carry out his duties, and will, unless the Employee has first received the prior written consent of the Company, devote the Employee's reasonable full time, and his best efforts, energy, attention, and skill to the services of the Company and to the promotion of its interests, and, without limiting the foregoing, Employee covenants that during such time the Employee will neither: (a) engage in, be employed by, be a director of or be otherwise directly or indirectly interested in (i) any business or activity competing with or of a nature similar to any of the businesses of the Company or IHS, or (ii) any

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business  or activity  engaged in the owning,  operation  or  management  of any business or activity competing with or of a nature similar to any of the businesses of the Company or IHS, nor (b) take any part in any activities detrimental to the best interests of the Company or IHS. Notwithstanding the
foregoing,   Employee  has   represented   to  the  Company,   and  the  Company
acknowledges, that Employee is the principal owner of the companies listed on Exhibit A to this Agreement and that Employee presently devotes an insubstantial portion of his business time and energy to these businesses. Company agrees that Employee may continue to serve the companies listed on Exhibit A in the same capacity as he has in the past, provided that said companies, and the Employee's rendition of services in connection therewith, are not competitive with or of a similar nature to any of the businesses of the Company or IHS and otherwise do not interfere with the performance by Employee of his obligations under this Agreement.

                                   ARTICLE II

                              PERIOD OF EMPLOYMENT

     2.1 Term. The term of employment under this Agreement (the "Term") shall begin as of the date hereof, and shall end five (5) years following the date hereof, unless sooner terminated pursuant to the terms of this Agreement.

     2.2 Termination For Cause By Company. Company may terminate Employee's employment under this Agreement with cause and without any obligation to pay Employee further compensation (except through the date of any such termination) upon the occurrence of any one or more of the following events:

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            (a) Employee fails to perform any of his duties of employment in any material respect or ceases to perform his professional responsibilities or assignments in any material respect or breaches any material term of this Agreement, which failure, non-performance or breach is not corrected within thirty (30) days after notice is delivered by the Company to the Employee specifying said failure, non-performance or breach, or Employee breaches any of his representations or warranties under this Agreement in any material respect;

            (b) Employee dies;

            (c) Employee becomes disabled or is unable to perform his normal duties, which condition persists for a period of ninety (90) days or more, and Company has provided Employee with disability insurance which shall begin to pay after said ninety (90) day period expires;

            (d) Employee is convicted of a felony, or commits an act of theft, embezzlement, obtaining funds or property under false pretenses, or similar act of material misconduct with respect to the property of the Company, IHS or their subsidiaries or any of their respective employees; or

            (e) Employee commits a material act of malfeasance, dishonesty or breach of trust with respect to the Company, IHS or any of their subsidiaries. Upon any such termination as set forth in this Subsection, the Company shall have no obligation to pay Employee further compensation or to provide further benefits to Employee (except through the date of such termination), and the Company shall be entitled to pursue any remedies that it may have against Employee.

     2.3 Termination Without Cause by Company. If this Agreement is terminated by Company without cause, the balance of Employee's unpaid base salary and the pro-rated portion of the performance- based bonus, if any, earned under Section 3.2(b) will become payable in a lump sum and all unvested stock options will become fully vested upon Employee's termination.

     2.4. Termination for Cause by Employee. This Agreement may be terminated by Employee if (i) Company fails to perform any of its duties set forth in this Agreement in any material respect, (ii) Company fails to provide Employee with a work environment (i.e., office space, secretarial support, etc.) that is reasonably similar to Employee's past work environment with the Company, or
(iii) Company substantially changes Employee's job responsibilities, and, with respect to each of the foregoing, such failure or action is not corrected by Company within

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fifteen (15) days after  notice is  delivered to Company by Employee  specifying said  failure  or action.  In the event of a  termination  for cause  under this
Section 2.4, the balance of Employee's unpaid base salary and the pro-rated portion of the performance-based bonus, if any, earned under Section 3.2(b) will become payable in a lump sum and all unvested options will become fully vested upon such termination.

                                   ARTICLE III

                                  COMPENSATION

     3.1 Base Salary. For all services rendered by Employee under this Agreement, during the Term, the Employee shall receive a base salary at an annual rate of $500,000 per year, payable in accordance with the pay period policy established by the Company from time to time.

     3.2 Bonuses.

            (a) Employee shall receive a one-time cash sign-on bonus of $3,500,000, payable upon execution of this Agreement; and

            (b) Within ninety (90) days of the close of each calendar year during which this Agreement is or was in effect, the Company shall pay to Employee a cash bonus in the amount of $500,000, provided that the Company shall have achieved the performance goals specified on Exhibit B hereto with respect to such year, and provided further that said bonus will be reduced pro rata for any year during which this Agreement was in effect for less than the entire year.

     3.3 Stock Options.  Employee will be granted  warrants to purchase  750,000 shares of IHS common stock at an exercise price equal to the average closing sales price per share of IHS Common Stock quoted on the NYSE for the fifteen
(15) business days immediately preceding the effective date of the Merger of a wholly-owned subsidiary of IHS with and into the Company, which warrants will become vested at a rate of 20% annually (subject to acceleration in the sole discretion of Employer) commencing on the first anniversary of the closing of the Merger. The agreement

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pursuant to which such warrants are granted shall provide that the warrants will become fully vested if Employee shall die during the Term or upon a change of control of the Company (as defined in said warrant agreement). IHS shall cause the offering of the warrants to Employee to be included in the registration statement to be filed pursuant to Section 7.14 of the Merger Agreement or to be registered pursuant to an S-3 registration statement.

     3.4 Additional Benefits. Separate and apart from the Employee's cash compensation as set forth above, during the Term the Company shall provide for:

            (a) Employee's coverage under the Company's standard life, health and long-term disability insurance package;

            (b) an automobile allowance, at the rate of $800 per month;

            (c) participation in the Company's standard HR (Human Resources) package;

            (d) four (4) weeks of non-cumulative paid vacation (in addition to normal paid holidays and sick leave); and

            (e) participation in any other employee benefits made available generally from and after the date hereof to executives of the Company and IHS, on the same basis as shall be available to such other executives.

                                   ARTICLE IV

                            COVENANTS OF THE EMPLOYEE

     4.1 Ownership and Return of Documents. The Employee agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Company's operations or businesses, regardless of whether prepared by the Employee, and all objects associated therewith in any way obtained by the Employee shall be the Company's property. Except as required to satisfy his obligations under this Agreement, the Employee shall not copy

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or duplicate  any of the  aforementioned  documents or objects,  nor remove them from the Company's facilities nor use any information concerning them either during the Employee's employment or thereafter. The Employee agrees that the Employee will deliver all of the aforementioned documents and objects that may be in his possession to the Company on termination of the Employee's employment, or at any other time on the Company's request, together with the Employee's written certification of compliance with the provision of this paragraph.

     4.2 Confidential Information. In connection with his association with the Company and in connection with his employment at the Company, Employee has had, and will have, access to confidential information ("Trade Secrets"), including, without limitation, with respect to some or all of the following categories of information:

            (a) Financial Information, including but not limited to information relating to the Company's earnings, assets, debts, prices, pricing structure, reimbursement matters, volume of purchases or sales or other financial data whether related to the Company generally, or to particular products, services, geographic areas, or time periods;

            (b) Supply and Service Information, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company details of which are not generally known;

            (c) Marketing Information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

            (d) Personnel Information, including but not limited to information relating to employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

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            (e) Customer and Patient  Information,  including but not limited to information relating to past, existing or prospective customers' or patients' names, addresses or backgrounds, patients' medical histories,
      records  of  agreements  and  prices,   proposals  or  agreements  between
      customers and the Company, status of customers' accounts or credit, or related information about actual or prospective customers as well as customer lists; and

            (f) Inventions and Technological Information, including but not limited to information related to proprietary technology, trade secrets, research and development data, processes, formulae, data and know-how, improvements, inventions, techniques, and information that has been created, discovered or developed, or has otherwise become known to the Company (including, without limitation, any information created, discovered, developed or made known by or to the Employee during the period of or arising out of Employee's employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged.

     Company and Employee consider their relation one of confidence with respect to Trade Secrets. During and after Employee's employment by the Company, regardless of the reasons that such employment ends, Employee agrees:

            (aa) To hold all Trade Secrets in confidence and to not discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to Employee's employment by the Company;

            (bb) To use the Trade Secrets only in furtherance of proper employment related reasons of the Company to further the interests of the Company;

            (cc) To take all actions that Company reasonably requests to prevent unauthorized use or disclosure of or to protect the Company's interest in the Trade Secrets; and

            (dd) That any of the Trade Secrets, whether or not prepared by Employee and whether or not coming into Employee's possession during Employee's employment hereunder or by reason of his prior association with the Company, are and shall remain the property of the Company, and all such Trade Secrets, including copies thereof, together with all other property belonging to the Company, or used in any of its businesses, shall be delivered to or left with the Company upon termination of Employee's employment with the Company.

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     This  Agreement does not apply to  information  that (i) becomes  generally known to the public other than as a result of a disclosure by Employee, (ii) was known to Employee on a non-confidential basis prior to the disclosure of such information to Employee by the Company, provided that the source of such information  was not  believed  by  Employee  to be bound  by a  confidentiality
agreement  with  or  other  contractual,   legal  or  fiduciary   obligation  of
confidentiality to the Company with respect to such material, (iii) becomes known to Employee on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not believed by Employee to be bound by a confidentiality
agreement  with  or  other  contractual,   legal  or  fiduciary   obligation  of
confidentiality to the Company with respect to such material, or (iv) is required to be disclosed by judicial or administrative proceedings after Employee notifies the Company of any such required disclosure so as to afford the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

     To the maximum extent permitted by applicable law, the Employee specifically waives any rights to customer names, customer lists, customer files or parts thereof as well as test results or information Employee might otherwise be entitled to by virtue of any applicable state or federal law or regulation.

     4.3 Non-Solicitation and Non-Pirating. Employee hereby agrees that, without the express written consent of the Company, the Employee will not, at any time during the Term, or for a period of three (3) years following the termination or natural expiration of this Agreement, directly or indirectly, for the Employee or on behalf of any other person, firm, entity or other enterprise:

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            (a) solicit any client or customer of the Company with the intent of diverting such client or customer away from Company or in any way divert or take away any client or customer of the Company who was a client or customer of the Company while the Employee was an employee of the Company under this Agreement (such period being hereinafter referred to as the "Employment Period"); and

            (b) hire, entice away or in any other manner persuade any employee of the Company who was an employee of the Company during the Employment Period, to alter, modify or terminate its relationship with the Company as an employee as the case may be.

     4.4 Non-Competition. In consideration of the Employee's employment hereunder, and as an inducement to the execution and performance of the Merger Agreement by IHS, the Employee hereby agrees that, for a period of three (3) years following the termination or the natural expiration of this Agreement the Employee will not, without the express written consent of the Company, directly or indirectly, for the Employee or on behalf of any other person, firm, entity or other enterprise, own, be employed by, be a director or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, any person, enterprise, sole proprietorship partnership, association, corporation, joint venture or other entity which is directly or indirectly in the business of owning, operating or managing any entity of any type, licensed or unlicensed, which is engaged in or provides home health services or home medical equipment, or in any way competes with Company or its subsidiaries anywhere within the Continental United States. This provision shall not be construed to prohibit the Employee (i) from owning up to 2% of the issued shares of any company whose common stock is listed for trading on any national securities exchange or on the NASDAQ National Market System, or (ii) from engaging in conduct which would, as the result of Employee's association with a particular company, otherwise violate this Section 4.4, if (x) such company's competitive activity represents only an incidental and immaterial part of such company's overall business enterprise (but in any event does not account for more than

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$2,000,000 in aggregate gross  revenues),  and (y) Employee's  association  with such company does not relate to such company's competitive business segment.

     4.5 Necessary Restrictions. The parties acknowledge that the restrictions contained in this Article IV are reasonable and necessary to protect the legitimate business interests of the Company and that any violation thereof by Employee could result in irreparable harm to the Company; and further, the Employee represents and warrants that the restrictions set forth in this Article IV are enforceable against him in accordance with their terms. Accordingly, the Employee agrees that upon the violation by him of any of the restrictions contained in Paragraphs 4.3 and 4.4, the Company shall be entitled to apply to any court of competent jurisdiction for a preliminary and permanent injunction as well as any other relief provided at law, equity, under this Agreement or otherwise, without the necessity of posting any bond or providing any security. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted to such a manner or for such a time (or both) as is adjudged to be reasonable.

     4.6 Prior Companies. The Employee agrees to indemnify and hold harmless the Company, its officers, directors, and employees from and against any liabilities and expenses, including attorney's fees and amounts paid in settlement, incurred by any of them in connection with any claim that the termination of his employment with any prior employer, his employment with the Company, or that the use of any skills or knowledge by the Company is a violation of contract or law. Employee shall be entitled to participate in the defense of any claim pursuant to which indemnity is sought under this Section 4.6. If at any time Employee acknowledges in writing that the claim is fully indemnifiable under this Agreement, Employee shall have the right to assume total control of such claim at his own expense. Employee hereby represents, warrants,

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and covenants to the Company that (a) he is not bound by any agreement  with any prior employer or other party to refrain from using or disclosing any confidential information or from competing with the business of such employer or other party, (b) his performance under this Agreement will not breach any other agreement by which he is bound, and (c) he has not brought with him to the Company, nor will he bring or use in the performance of his responsibilities at the Company, any materials or documents of a former employer which are not generally available to the public.

     4.7 Remedies For Breach. The Employee acknowledges that the covenants contained in Article IV of this Agreement are independent covenants and that any failure by the Company to perform its obligations under this Agreement (other than the act of nonpayment which is not cured by the Company within thirty (30) days of the receipt of written notice of said condition from the Employee) shall not be a defense to enforcement of the covenants contained in Article IV, including but not limited to a temporary or permanent injunction. Employee agrees to reimburse Company for all costs and expenses, including reasonable attorney's fees, incurred by Company because of any breach of this Article.

     4.8 Affiliates. For purposes of this Article IV, the term "Company" shall be deemed to include IHS and all of the Company's and IHS's subsidiaries and affiliates now existing or hereafter becoming subsidiaries or affiliates.

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                                    ARTICLE V

                                   ASSIGNMENT

     5.1 Prohibition of Employee Assignment. The Employee agrees on behalf of the Employee and the Employee's heirs and executors, personal representatives, and any other person or persons claiming any benefit under the Employee by virtue of this Agreement, that this Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or the Employee's heirs, executors and personal representatives. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provision, shall be null and void and without effect and shall relieve the Company of any and all liability hereunder, except for Company's obligation to pay earned salary and bonus.

     5.2 Right of Company to Assign. This Agreement shall be assignable and transferable by the Company to Company's transferee, assignee or any successor-in-interest, parent, subsidiary or affiliate of Company (provided that no such assignment shall relieve Company of its obligations to Employee hereunder absent a written release signed by Employee), and shall inure to the benefit of and be binding upon the Employee, the Employee's heirs and personal representatives, and the Company and its successors and assigns. Employee agrees to execute all documents necessary to ratify and effectuate such assignment.

     5.3 Binding Effect If Transferred. In the event this Agreement is transferred by Company, the term "Company" used herein shall refer to and be binding upon the Company's transferee or assignee.

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                                   ARTICLE VI

                                     GENERAL

     6.1 Prior Employment Agreements. Employee represents and warrants that any employment agreement or arrangement with the Company or any other party has been terminated as of the date hereof.

     6.2 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Maryland.

     6.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

     6.4 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject hereof. No change or modification of this Agreement shall be valid unless the same be in writing and signed by both parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

     6.5 Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

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     6.6 Notices. All notices, demands, requests,  consents,  approvals or other communications required or permitted hereunder shall be in writing and shall be delivered by hand, registered or certified mail with return receipt requested or by a nationally recognized overnight delivery service, in each case with all postage or other delivery charges prepaid, and to the address of the party to whom it is directed as indicated below, or to such other address as such party may specify by giving notice to the other in accordance with the terms hereof. Any such notice shall be deemed to be received (i) when delivered, if by hand,
(ii) on the next business day following timely deposit with a nationally recognized overnight delivery service, or (iii) on the date shown on the return receipt as received or refused or on the date the postal authorities state that delivery cannot be accomplished, if sent by registered or certified mail, return receipt requested.

If to the Company:   Rotech Medical Corporation
                     c/o Integrated Health Services, Inc.
                     10065 Red Run Boulevard
                     Owings Mills, MD 21117
                     Attention: General Counsel

If to the Employee:  Stephen P. Griggs

                     ------------------------------------
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     6.7 Independent Legal Counsel. Employee represents and warrants that he has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement, and that the Company has recommended to him that he obtain such counsel.

     6.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers, and the Employee has hereunto set Employee's hand on the day and year first above written.

ROTECH MEDICAL CORPORATION                       EMPLOYEE

By: /s/ William P. Kennedy                       /s/ Stephen P. Griggs
   -------------------------------               -------------------------------
   William P. Kennedy,                           Stephen P. Griggs
   Chief Executive Officer

                                    EXHIBIT A

                              Permitted Businesses

                                    EXHIBIT B

Bonus: $500,000 or a pro rata portion thereof for partial years. Bonus to be paid if the net income target (indicated below) is achieved or exceeded.

Target: Rotech and its subsidiaries shall be deemed to generate a net income contribution to IHS equal to 15,800,000 (the "Share Factor") multiplied by IHS's budgeted GAAP earnings per share ("EPS") for the bonus period. IHS's budgeted EPS shall be as follows:

                        Fiscal period ending:

                        December 31, 1997:             0.68
                        December 31, 1998:             3.00
                        December 31, 1999:             3.51
                        December 31, 2000:             4.11
                        December 31, 2001:             4.81
                        December 31, 2002:             5.63

                        The  Share   Factor  will  be  subject  to  increase  if
                        additional shares of IHS common stock are issued in connection with post-merger acquisitions by Rotech.

                        Example: IHS 1998 budgeted EPS is $3.00 per share; therefore, Rotech's net income target for 1998 is $47,400,000 (i.e., 15,800,000 x $3.00). Net income is calculated in accordance with GAAP based on IHS lives for goodwill amortization and depreciation. Rotech goodwill includes all purchase accounting goodwill. Income taxes will be calculated on the income generated by Rotech and its subsidiaries.

Additional Bonus:       An  additional  bonus,  to be determined by IHS, will be
                        paid if Rotech exceeds the net income target.